Exhibit 99.1

FOR IMMEDIATE RELEASE For more information contact: Wendy L. Simpson Pam Kessler (805) 981-8655

LTC REPORTS 2014 FOURTH QUARTER RESULTS;

ANNOUNCES NEW INVESTMENTS, DEVELOPMENT

COMMITMENTS

— $74 Million of Investments and New Development Commitments

Signal Continued Diversification and Focus on Growth —

WESTLAKE VILLAGE, CALIFORNIA, February 26, 2015 — LTC Properties, Inc. (NYSE: LTC) announced today operating results for its fourth quarter ended December 31, 2014.

Funds from Operations (“FFO”) increased 14.3% to $22.8 million for the fourth quarter of 2014, from $20.0 million for the comparable 2013 period. FFO per diluted common share was $0.64 and $0.57 for the quarters ended December 31, 2014 and 2013, respectively. The increase in FFO was primarily due to higher revenues from mortgage loan originations, acquisitions and completed development projects.  Additionally, the 2013 period included a one-time non-cash provision for loan loss reserve related to a mortgage loan origination and write-off of straight-line rent, partially offset by higher interest expense related to the sale of senior unsecured notes.

Normalized FFO increased by 4.0% to $22.8 million for the fourth quarter of 2014, from $21.9 million for the fourth quarter of 2013. Normalized FFO per diluted common share was $0.64 and $0.62 for the quarters ended December 31, 2014 and 2013, respectively. The increase in normalized FFO was due to higher revenues from mortgage loan originations, acquisitions and completed development projects, partially offset by higher interest expense related to the sale of senior unsecured notes.

Net income available to common stockholders increased to $20.0 million, or $0.57 per diluted share, for the fourth quarter of 2014, from $13.7 million, or $0.40 per diluted share, for the same period in 2013. The increase in net income available to common stockholders was primarily due to a gain on sale of 16 assisted living properties, as previously announced, an increase in revenues from mortgage loan originations, acquisitions and completed development projects. Additionally, the 2013 period, included the one-time non-cash provision as detailed above.

“2014 reflected continued growth and excellent progress on a number of fronts, and this progress continued into 2015,” said Wendy Simpson, LTC’s Chairman and Chief Executive Officer.  “Recently, we completed a number of transactions and further expanded relationships with key partners.  Our strategic development objectives for 2015 and beyond call for attracting select new operators and working closely with our existing partners, who are familiar with our lease structure and appreciate our eagerness to help them grow, while continuing to diversify our portfolio. LTC has a long history of making accretive investments, and we expect to use our considerable financial flexibility to support our ongoing growth objectives.”

Subsequent to December 31, 2014, the Company completed the following transactions:

•                  Committed $12.2 million to purchase and complete the development of a 56-unit memory care property currently under construction in Texas. In conjunction with this commitment, LTC purchased the land and existing improvements for $7.2 million, and entered into a master lease for an initial term of 15 years with an affiliate of Thrive Senior Living (“Thrive”) which includes an 8.75% initial cash yield escalating at approximately 2.25% annually thereafter. The master lease provides for the payment of a lease inducement fee of up to $1.6 million to be amortized as a yield adjustment over the lease term. The master lease also provides LTC a right to provide similar financing for certain future development opportunities, the right of which the Company has already exercised, adding to the master lease a parcel of land purchased in South Carolina for $2.5 million, coupled with the Company’s commitment to provide Thrive with up to $16.5 million, including the land purchase, for the development of an 89-unit combination assisted living and memory care property.  In conjunction with this new development, LTC provided Thrive an additional lease inducement fee of up to $2.4 million to be amortized as a yield adjustment over the lease term.

•                  Purchased and equipped a 106-bed skilled nursing property in Wisconsin for a total of $13.9 million by exercising its right under a $10.6 million mortgage loan.  The property was leased to an affiliate of Fundamental as part of a master lease for an initial term of 10 years at a 10.3% initial cash yield escalating 2.5% annually thereafter.  Additionally, the Company provided a lease inducement in the amount of $1.1 million, which will be amortized as a yield adjustment over the lease term, to Fundamental.

•                  Amended a mortgage loan with an affiliate of Prestige Healthcare securing 15 skilled nursing properties located in Michigan to provide $20.0 million in loan proceeds for the redevelopment of two of the properties securing the loan, and agreed to convey to the borrower two parcels of land held-for-use adjacent to these properties to facilitate the projects. As consideration for the commitment and associated conveyance, the borrower forfeited its option to prepay up to 50% of the then outstanding loan balance. As a result of the forfeiture of the prepayment option, the Company expects to record $1.3 million of effective interest income related to this loan during 2015.

•                  Originated an $11.0 million mortgage loan with an affiliate of Prestige Healthcare, initially funding $9.5 million with a commitment to fund the balance for approved capital improvement projects. The loan which embodies many elements of a triple-net lease is secured by a 157-bed skilled nursing property in Michigan and bears interest at 9.41% for five years, escalating annually thereafter by 2.5%. The term is 30 years with interest-only payments, and affords LTC the option to purchase the property under certain circumstances, including a change in regulatory environment.

Conference Call Information

LTC will conduct a conference call on Friday, February 27, 2015, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time), to provide commentary on the Company’s performance and operating results for the quarter ended December 31, 2014. The conference call is accessible by telephone and the internet. Telephone access will be available by dialing 877-510-2862 (domestically) or 412-902-4134 (internationally). To participate in the webcast, log on to the Company’s website at www.LTCreit.com 15 minutes before the call to download the necessary software.

An audio replay of the conference call will be available from February 27 through March 13, 2015 and may be accessed by dialing 877-344-7529 (domestically) or 412-317-0088 (internationally) and entering conference number 10059704. Additionally, an audio archive will be available on the Company’s website on the “Presentations” page of the “Investor Information” section, which is under the “Investors” tab. The Company’s earnings release and supplemental information package for the current period will be available on the Company’s website on the “Press Releases” and “Presentations” pages, respectively, of the “Investor Information” section which is under the “Investors” tab.

About LTC

The Company is a self-administered real estate investment trust that primarily invests in senior housing and long-term care facilities through facility lease transactions, mortgage loans and other investments. At December 31, 2014, LTC had 205 investments located in 29 states comprising 97 skilled nursing properties, 92 assisted living properties, eight range of care properties, one school, two parcels of land under development and five parcels of land held-for-use. Assisted living properties, independent living properties, memory care properties and combinations thereof are included in the assisted living property type. Range of care properties consist of properties providing skilled nursing and any combination of assisted living, independent living and/or memory care services. For more information on LTC Properties, Inc., visit the Company’s website at www.LTCreit.com.

Forward Looking Statements

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties.  Please see our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q, and our other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

LTC PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(unaudited)		(audited)
Revenues:
Rental income	$26,474	$25,259	$101,849	$98,166
Interest income from mortgage loans	4,108	3,103	16,553	6,298
Interest and other income	173	231	559	510
Total revenues	30,755	28,593	118,961	104,974

Expenses:
Interest expense	3,683	2,852	13,128	11,364
Depreciation and amortization	6,594	6,237	25,529	24,389
(Recovery) provisions for doubtful accounts	(46)	2,139	32	2,180
General and administrative expenses	3,343	2,715	11,832	11,636
Total expenses	13,574	13,943	50,521	49,569

Operating income	17,181	14,650	68,440	55,405
Gain on sale of real estate, net	3,819	—	4,959	—
Income from continuing operations	21,000	14,650	73,399	55,405
Discontinued operations:
Income from discontinued operations	—	—	—	805
Gain on sale of real estate, net	—	—	—	1,605
Net income from discontinued operations	—	—	—	2,410

Net income	21,000	14,650	73,399	57,815

Income allocated to participating securities	(138)	(99)	(481)	(383)
Income allocated to preferred stockholders	(819)	(819)	(3,273)	(3,273)
Net income available to common stockholders	$20,043	$13,732	$69,645	$54,159

Basic earnings per common share:
Continuing operations	$0.58	$0.40	$2.01	$1.56
Discontinued operations	$0.00	$0.00	$0.00	$0.07
Net income available to common stockholders	$0.58	$0.40	$2.01	$1.64

Diluted earnings per common share:
Continuing operations	$0.57	$0.40	$1.99	$1.56
Discontinued operations	$0.00	$0.00	$0.00	$0.07
Net income available to common stockholders	$0.57	$0.40	$1.99	$1.63

Weighted average shares used to calculate earnings per common share:
Basic	34,678	34,555	34,617	33,111
Diluted	36,698	34,582	36,640	33,142

NOTE: Computations of per share amounts from continuing operations, discontinued operations and net income are made independently.  Therefore, the sum of per share amounts from continuing operations and discontinued operations may not agree with the per share amounts from net income available to common stockholders.

Supplemental Reporting Measures

FFO, adjusted FFO (“AFFO”), and Funds Available for Distribution (“FAD”) are supplemental measures of a real estate investment trust’s (“REIT”) financial performance that are not defined by U.S. generally accepted accounting principles (“GAAP”). Investors, analysts and the Company use FFO, AFFO and FAD as supplemental measures of operating performance. The Company believes FFO, AFFO and FAD are helpful in evaluating the operating performance of a REIT. Real estate values historically rise and fall with market conditions, but cost accounting for real estate assets in accordance with U.S. GAAP assumes that the value of real estate assets diminishes predictably over time. We believe that by excluding the effect of historical cost depreciation, which may be of limited relevance in evaluating current performance, FFO, AFFO and FAD facilitate like comparisons of operating performance between periods. Additionally the Company believes that normalized FFO, normalized AFFO and normalized FAD provide useful information because they allow investors, analysts and our management to compare the Company’s operating performance on a consistent basis without having to account for differences caused by unanticipated items.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), means net income available to common stockholders (computed in accordance with U.S. GAAP) excluding gains or losses on the sale of real estate and impairment write-downs of depreciable real estate plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Normalized FFO represents FFO adjusted for certain items detailed in the reconciliations. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs.

We define AFFO as FFO excluding the effects of straight-line rent and amortization of lease inducement. U.S. GAAP requires rental revenues related to non-contingent leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. This method results in rental income in the early years of a lease that is higher than actual cash received, creating a straight-line rent receivable asset included in our consolidated balance sheet. At some point during the lease, depending on its terms, cash rent payments exceed the straight-line rent which results in the straight-line rent receivable asset decreasing to zero over the remainder of the lease term. By excluding the non-cash portion of straight-line rental revenue and amortization of lease inducement, investors, analysts and our management can compare AFFO between periods. Normalized AFFO represents AFFO adjusted for certain items detailed in the reconciliations.

We define FAD as AFFO excluding the effects of non-cash compensation charges, capitalized interest and non-cash interest charges. FAD is useful in analyzing the portion of cash flow that is available for distribution to stockholders. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents annual distributions to common shareholders expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs. Normalized FAD represents FAD adjusted for certain items detailed in the reconciliations.

While the Company uses FFO, normalized FFO, normalized AFFO and normalized FAD as supplemental performance measures of our cash flow generated by operations and cash available for distribution to stockholders, such measures are not representative of cash generated from operating activities in accordance with U.S. GAAP, and are not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income available to common stockholders.

Reconciliation of FFO, Normalized FFO, Normalized AFFO and Normalized FAD

The following table reconciles each of net income, FFO and normalized FFO available to common stockholders, as well as normalized AFFO and normalized FAD (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net income available to common stockholders	$20,043	$13,732	$69,645	$54,159
Add: Depreciation and amortization (continuing and discontinued operations)	6,594	6,237	25,529	24,706
Less: Gain on sale of real estate, net	(3,819)	—	(4,959)	(1,605)
FFO available to common stockholders	22,818	19,969	90,215	77,260
Add: Non-recurring one-time items	—	1,980 (1)	—	2,687 (2)
Normalized FFO available to common stockholders	22,818	21,949	90,215	79,947

Less: Non-cash rental income	(792)	(790)	(2,161)	(3,295)
Normalized adjusted FFO (AFFO)	22,026	21,159	88,054	76,652

Add: Non-cash compensation charges	927	541	3,253	2,134
Add: Non-cash interest related to earn-out liabilities	18	—	18	256
Less: Capitalized interest	(290)	(214)	(1,506)	(932)
Normalized funds available for distribution (FAD)	$22,681	$21,486	$89,819	$78,110

(1)

Comprised of a $1,244 provision for loan loss reserve on a $124,387 mortgage loan origination and an $869 non-cash write-off of straight-line rent offset by revenue from the Sunwest bankruptcy settlement distribution of $133.

(2)

Represents a one-time severance and accelerated restricted stock vesting charge of $707 related to the retirement of the Company’s former Senior Vice President, Marketing and Strategic Planning and (1) above.

Basic FFO available to common stockholders per share	$0.66	$0.58	$2.61	$2.33
Diluted FFO available to common stockholders per share	$0.64	$0.57	$2.55	$2.29

Diluted FFO available to common stockholders	$23,775	$20,887	$93,969	$80,916
Weighted average shares used to calculate diluted FFO per share available to common stockholders	36,940	36,778	36,866	35,342

Basic normalized FFO available to common stockholders per share	$0.66	$0.64	$2.61	$2.41
Diluted normalized FFO available to common stockholders per share	$0.64	$0.62	$2.55	$2.37

Diluted normalized FFO available to common stockholders	$23,775	$22,867	$93,969	$83,603
Weighted average shares used to calculate diluted normalized FFO per share available to common stockholders	36,940	36,778	36,866	35,342

Basic normalized AFFO per share	$0.64	$0.61	$2.54	$2.32
Diluted normalized AFFO per share	$0.62	$0.60	$2.49	$2.27

Diluted normalized AFFO	$22,983	$22,077	$91,808	$80,308
Weighted average shares used to calculate diluted normalized AFFO per share	36,940	36,778	36,866	35,342

Basic normalized FAD per share	$0.65	$0.62	$2.59	$2.36
Diluted normalized FAD per share	$0.64	$0.61	$2.54	$2.31

Diluted normalized FAD	$23,638	$22,404	$93,573	$81,766
Weighted average shares used to calculate diluted normalized FAD per share	36,940	36,778	36,866	35,342

LTC PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(audited, amounts in thousands)

	December 31, 2014	December 31, 2013
ASSETS
Real estate investments:
Land	$80,024	$80,993
Buildings and improvements	869,814	856,624
Accumulated depreciation and amortization	(223,315)	(218,700)
Net real estate properties	726,523	718,917
Mortgage loans receivable, net of loan loss reserves: 2014 — $1,673; 2013 — $1,671	165,656	165,444
Real estate investments, net	892,179	884,361
Other assets:
Cash and cash equivalents	25,237	6,778
Debt issue costs, net	3,782	2,458
Interest receivable	597	702
Straight-line rent receivable, net of allowance for doubtful accounts: 2014 — $731; 2013 — $1,541	32,651	29,760
Prepaid expenses and other assets	9,931	6,756
Notes receivable	1,442	595
Total assets	$965,819	$931,410

LIABILITIES
Bank borrowings	$—	$21,000
Senior unsecured notes	281,633	255,800
Bonds payable	—	2,035
Accrued interest	3,556	3,424
Earn-out liabilities	3,258	—
Accrued expenses and other liabilities	17,251	16,713
Total liabilities	305,698	298,972

EQUITY
Stockholders’ equity:
Preferred stock $0.01 par value; 15,000 shares authorized; shares issued and outstanding: 2014 — 2,000; 2013 — 2,000	38,500	38,500
Common stock: $0.01 par value; 60,000 shares authorized; shares issued and outstanding: 2014 — 35,480; 2013 — 34,746	355	347
Capital in excess of par value	717,396	688,654
Cumulative net income	855,247	781,848
Accumulated other comprehensive income	82	117
Cumulative distributions	(951,459)	(877,028)
Total equity	660,121	632,438

Total liabilities and equity	$965,819	$931,410